UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 11, 2012

Genuine Parts Company
__________________________________________
(Exact name of registrant as specified in its charter)

Georgia	001-05690	58-0254510
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2999 Circle 75 Pkwy, Atlanta, Georgia		30339
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	770.953.1700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 below is incorporated into this Item 1.01 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 11, 2012, Genuine Parts Company (the "Company") entered into a multi-currency Syndicated Facility Agreement (the "Syndicated Facility") with Bank of America, N.A. as administrative agent; SunTrust Bank, Wells Fargo Bank, N.A., and Barclays Bank PLC as syndication agents; and a syndicate of banks. The Syndicated Facility replaces the $350,000,000 unsecured revolving line of credit dated December 18, 2007 that was scheduled to mature in December 2012. The Syndicated Facility is for $850,000,000 and expires September 11, 2017. The Syndicated Facility contains an option to increase the borrowing capacity an additional $350,000,000, as well as an option by the Company to decrease the borrowing capacity or terminate the Facility with appropriate notice. The Syndicated Facility interest rate is based on LIBOR plus a margin. The initial margin is 0.75%.

The Syndicated Facility contains customary covenants, representations and warranties that are standard for this type of transaction. The Company is required to comply with a financial covenant with respect to a maximum leverage ratio. In addition, the Syndicated Facility contains customary default provisions including, but not limited to, failure to pay principal or interest when due, failure to comply with covenants, or a change in control.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genuine Parts Company

September 14, 2012	By:	Jerry W. Nix

Name: Jerry W. Nix
Title: Vice Chairman and CFO